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                                                                    EXHIBIT 99.1

            PMC COMMERCIAL TRUST ACQUIRES 30 AMERIHOST INN(R) HOTELS
                FOR $373 MILLION STRUCTURED AS A SALE-LEASEBACK


         Dallas Texas, May 21, 1998: PMC Commercial Trust (AMEX:PCC), a Texas real estate investment trust, today announced that it has signed a definitive agreement to acquire and leaseback 30 AmeriHost(R) hotels with Amerihost Properties, Inc. (NASDAQ:HOST), a hotel development, operating and management company. The average age of these properties is less than 3 years. The transaction is expected to close within 90 days subject to customary procedures and documentation. This acquisition reflects a modification to PMC Commercial Trust's strategic growth plan to target ownership in properties in addition to providing mortgages. PMC Commercial Trust is actively exploring other opportunities for property acquisitions and anticipates entering into another definitive acquisition agreement within the next couple of days.

         "The current yield on this transaction should allow PMC Commercial to continue its growth while retaining the benefits of property ownership. The possibilities of appreciation of the real property adds an element of future income and growth not previously available within the PMC Commercial Trust structure. The AmeriHost(R) brand is becoming one of the best known names in the mid-priced sector of the market and we are looking forward to being partners with Amerihost." said Andrew S. Rosemore, Chairman of the Board of Trust Managers of PMC Commercial Trust.

         Under the terms of the agreement, Amerihost Properties, Inc. guarantees the 10 year lease on behalf of its wholly-owned subsidiary which is the Lessee. The lease has an initial fixed payment of $7.3 million per year with maximum 2 percent annual CPI increases beginning after the third year. The contract also has two lease renewal options of five years each. The 30 hotels, with a total of 1,834 rooms, developed by Amerihost Properties, Inc. are located in 13 states.

         AmeriHost Inn(R) hotels are targeted to the mid-priced business and leisure traveler. Each property acquired averages 60-80 rooms and features an indoor swimming pool, fitness center and complimentary continental breakfast. The AmeriHost Inn(R) hotel system includes 69 properties which are open and operating and an additional 15 are under development.

         "The sale and leaseback of these AmeriHost Inn(R) hotels will enable us to grow our AmeriHost Inn(R) brand," said Michael P. Holtz, Amerihost Properties, Inc., president and chief executive officer. "The fixed-rate lease allows Amerihost to retain the upside earnings growth from these hotels, while concurrently providing PMC Commercial Trust with a steady, attractive return on their investment and capital appreciation of the properties."

         PMC Commercial Trust headquartered in Dallas, Texas is a real estate investment trust with a portfolio of loans predominantly to the hospitality industry. The assets of PMC Commercial Trust are managed by a wholly-owned subsidiary of PMC Capital, Inc. (AMEX:PMC).

         Amerihost Properties, Inc., headquartered in Des Plaines, IL is a hotel development, operations and management company that builds, owns, leases and/or manages 90 mid-market hotels in 17 states, primarily in the Midwest.
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Certain statements appearing in this press release, including the consummation of the acquisition of the AmeriHost Inn(R) hotels by PMC Commercial Trust and the company's strategic alternatives and comments on future profitability, can ben construed as forward-looking statements within the meaning of Section 27A of the Securities Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the contractual conditions to the sale transaction, the development and operation of hotels, the availability of capital to finance growth and the historical cyclicality of the lodging industry.